Exhibit 99.3

SIEBERT FINANCIAL CORP. & SUBSIDIARIES
PRO FORMA CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
As of December 31, 2018

	Siebert Financial Corp.	Pro Forma Adjustments	Pro Forma Balance
ASSETS
Cash and cash equivalents	$7,229,000	$(3,666,000)	$3,563,000
Receivables from clearing and other brokers	2,030,000	—	2,030,000
Receivable from related party	1,000,000	—	1,000,000
Receivable from lessors	171,000	—	171,000
Other receivables	96,000	—	96,000
Prepaid expenses and other assets	470,000	—	470,000
Furniture, equipment and leasehold improvements, net	468,000	—	468,000
Software, net	1,137,000	—	1,137,000
Deferred tax assets	5,576,000	—	5,576,000
Investment in related party	—	3,666,000	3,666,000
	$18,177,000	$—	$18,177,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Accounts payable and accrued liabilities	$699,000	$—	$699,000
Lease incentive obligation	171,000	—	171,000
Due to clearing brokers and related parties	133,000	—	133,000
Income taxes payable	—	—	—
	1,003,000	—	1,003,000

Commitments and Contingencies

Stockholders’ equity
Common stock, $.01 par value; 49,000,000 shares authorized, 27,157,188 shares issued and outstanding as of December 31, 2018 and December 31, 2017	271,000	—	271,000
Additional paid-in capital	7,641,000	—	7,641,000
Retained earnings/(Accumulated deficit)	9,262,000	—	9,262,000
	17,174,000	—	17,174,000

	$18,177,000	$—	$18,177,000

SIEBERT FINANCIAL CORP. & SUBSIDIARIES
PRO FORMA CONSOLIDATED STATEMENTS OF INCOME
Year Ended December 31, 2018

	Siebert Financial Corp.	Pro Forma Adjustments	Pro Forma Balance
Revenue:
Margin interest, marketing and distribution fees	$10,928,000	$—	$10,928,000
Commissions and fees	9,504,000	—	9,504,000
Principal transactions	9,020,000	—	9,020,000
Advisory fees	478,000	—	478,000
Interest	106,000	—	106,000
Total revenue	30,036,000	—	30,036,000

Expenses:
Employee compensation and benefits	13,817,000	—	13,817,000
Clearing fees, including execution costs	2,852,000	—	2,852,000
Professional fees	1,963,000	—	1,963,000
Other general and administrative	1,859,000	—	1,859,000
Technology and communications	1,008,000	—	1,008,000
Rent and occupancy	988,000	—	988,000
Depreciation and amortization	144,000	—	144,000
Advertising and promotion	45,000	—	45,000
Total expenses	22,676,000	—	22,676,000

Income before (benefit) for (from) income taxes and before equity in net loss of related party	7,360,000	—	7,360,000
(Benefit) provision (from) for income taxes	(4,602,000)	—	(4,602,000)
Income before equity in net loss of related party	$11,962,000	$—	$11,962,000

Equity in net loss of related party	—	(104,000)	(104,000)

Net income	$11,962,000	$(104,000)	$11,858,000

Net income per share of common stock
Basic and diluted	$0.44		$0.44

Weighted average shares outstanding
Basic and diluted	27,157,188		27,157,188

SIEBERT FINANCIAL CORP. & SUBSIDIARIES
NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

1. Basis of Presentation

As reported on the Annual Report on Form 10-K of Siebert Financial Corp. (“Siebert”) for the year ended December 31, 2018, and as previously disclosed in a Current Report on Form 8-K on January 18, 2019, Siebert purchased approximately 15% of StockCross Financial Services Inc.’s (“StockCross”) outstanding shares. The number of shares purchased by Siebert was 922,875 at a per share price of approximately $3.97.

The pro forma consolidated statements of financial condition as of December 31, 2018 and the consolidated statements of income for the year ended December 31, 2018 were derived from and should be read in conjunction with Siebert’s Annual Report on Form 10-K for the year ended December 31, 2018 and the audited financial statements for StockCross for the year ended December 31, 2018.

The unaudited pro forma financial information included herein is for informational purposes only and does not purport to present what Siebert’s results would have been had this transaction actually occurred on the dates presented or to project Siebert’s results of operation or financial position for any future period.